Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jack in the Box Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333‑127765, 333‑115619, 333‑143032, 333‑150913, 333‑168554, and 333‑181506) on Form S‑8 of Jack in the Box Inc. of our report dated November 18, 2020, with respect to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of September 27, 2020 and September 29, 2019, the related consolidated statements of earnings, comprehensive income, stockholders’ deficit, and cash flows for each of the fifty‑two week periods ended September 27, 2020, September 29, 2019, and September 30, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of September 27, 2020, which reports appear in the September 27, 2020 annual report on Form 10‑K of Jack in the Box Inc.

Our report refers to a change in the method of accounting for leases as of September 30, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases, and a change in the method of accounting for revenue as of October 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

San Diego, California
November 18, 2020